Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports 16% increase in net income

LANSING, Mich., Dec. 21, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that net income for the second quarter of its 2016 fiscal year, which ended Nov. 30, increased 16% to $9,073,000, or $0.24 per fully diluted share, from $7,806,000, $0.21 per share, in fiscal 2015. Current year-to-date net income was $18,396,000, or $0.49 per share, compared to $16,689,000, or $0.45 per share, for the same period a year ago.

Revenues for the second quarter of fiscal 2016 increased 16% to $79,610,000, from the previous year’s second quarter revenues of $68,455,000. This increase was aided in part by recent acquisitions completed by the company. The quarterly revenue and net income results represent second quarter records for the 33-year-old company. Year to date, FY 2016 revenues increased 14% to $154,471,000 from FY 2015’s $136,054,000.

“We are pleased to report that broad-based increases in the second quarter, throughout Neogen’s varied market segments, led us to reach our often stated goal of producing double-digit organic growth for the quarter,” said James Herbert, Neogen’s chief executive officer and chairman. “We recorded these organic increases in revenues in many of our product lines, including animal genomics, pharmaceuticals, biosecurity products, and food safety diagnostics. The second quarter was yet another quarter when Neogen delivered results by both creating and capturing opportunities within its food and animal safety market segments.”

The second quarter was the 95th of the past 100 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 10 years.

“The recent publication of three additional rules for the Food Safety Modernization Act, or FSMA, and numerous well-publicized food recalls, have helped to create an environment where food companies are scrutinizing their existing food safety plans,” said Richard Calk, Neogen’s president and chief operating officer. “Neogen is well positioned with a comprehensive line of products, including tests for pathogens, allergens, general sanitation and more, that are market leaders in helping food companies ensure the safety of their products.”

Expressed as a percentage of sales, operating income was 18.4% for the quarter, compared to 18.8% recorded in the company’s second quarter of its 2015 fiscal year. Neogen’s gross margin was 48.0% of sales in its second quarter of the current year, compared to the 50.0% recorded in the same quarter of the previous fiscal year. The change in gross margin was primarily due to product mix, acquisitions, and adverse currency translations.

“Currency fluctuations continued to negatively impact both our top and bottom lines, and resulted in an adverse currency effect of about $0.02 per share to earnings for the second quarter, very similar to our first quarter. These impacts were felt in conversions to the U.S. dollar from the euro, the British pound, the Brazilian real, and the Mexican peso,” said Steve Quinlan, Neogen’s chief financial officer. “Despite the continuing difficulty in the currency environment, our Mexican subsidiary was still able to achieve a 28% increase in sales in dollars in the second quarter. In pesos, the sales increase for our Mexican subsidiary was 58% for the quarter. The currency impact was especially pronounced at our Brazilian subsidiary, where a 38% sales increase for the quarter in local currency was reduced to a 12% decrease once those sales were converted to dollars.”

Neogen’s Animal Safety segment reported a revenue increase of 19% during the second quarter, compared to the prior year. Overall organic growth for the Animal Safety segment was also 19% for the quarter, as there was only a minor contribution to Animal Safety revenues from products and services acquired within the past year. Sales of the company’s rodenticides increased 69% in the current quarter compared to the same period in the prior year, as Neogen increased its contract manufacturing of rodenticides, and gained share in its retail markets. The quarter was aided by a new distribution agreement in the commercial dairy industry with a large equipment manufacturer. In the second quarter, Neogen also recorded a large increase in sales of its Uniprim® veterinary antibiotic, when compared to the prior year. Neogen acquired Uniprim in 2012; it is a prescription-only combination of trimethoprim and sulfadiazine that provides effective antibacterial activity against a wide range of infection in animals.

Revenues from the company’s GeneSeek® animal genomic operations in Lincoln, Neb., rose approximately 35% in the second quarter of 2016 compared to fiscal 2015. This growth resulted from a large increase in genomic testing for meat type chickens, and increased penetration in the swine industry.

Revenues for the company’s Food Safety segment rose 13% during the second quarter, compared to the prior year, aided in large part by the acquisitions of BioLumix® and Lab M within the past year. Overall organic growth for the Food Safety segment was 6% for the quarter; in constant currency, organic growth was 13%. Sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts, continued their strong performance in the second quarter, growing approximately 24% compared to the prior year. The growth was aided by increasing global regulatory efforts and consumer demand to ensure products represented as being free of food allergens are correctly labeled.

The company’s sales of its recently launched AccuPoint® Advanced ATP Hygiene Monitoring System increased 25% in the current quarter when compared to the prior year. This innovative system has gained use and acceptance in food and animal production environments where instant, accurate sanitation test results are essential. Sales of Neogen’s tests for Listeria increased 27% in the current second quarter as the food industry responded to recent outbreaks, and as a result of an increased awareness of the potential of the pathogen to be present in food items previously thought unlikely (e.g., ice cream).

Revenues from Neogen’s Scotland-based subsidiary declined 10% in dollars, and was 6% lower in local currency, for the second quarter of the 2016 fiscal year. The decline was due to difficult comparisons with a strong 2015 second quarter resulting from genomics revenues, and a spike in sales of mycotoxin test kits in response to a DON outbreak in Europe — which did not repeat this year.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2015	2014	2015	2014
Revenue
Food Safety	$37,254	$32,955	$71,714	$63,918
Animal Safety	42,356	35,500	82,757	72,136

Total revenue	79,610	68,455	154,471	136,054
Cost of sales	41,386	34,247	78,455	67,770

Gross margin	38,224	34,208	76,016	68,284
Operating expenses
Sales & marketing	14,203	12,743	27,774	24,963
Administrative	6,791	6,094	13,543	12,107
Research & development	2,618	2,474	5,192	4,878

Total operating expenses	23,612	21,311	46,509	41,948

Operating income	14,612	12,897	29,507	26,336
Other income (expense)	(420)	(471)	(876)	(201)

Income before tax	14,192	12,426	28,631	26,135
Income tax	5,050	4,600	10,200	9,400

Net income	$9,142	$7,826	$18,431	$16,735
Net loss (income) attributable to non-controlling interest	(69)	(20)	(35)	(46)

Net income attributable to Neogen Corp	$9,073	$7,806	$18,396	$16,689
Net income attributable to Neogen Corp per diluted share	$0.24	$0.21	$0.49	$0.45

Other information:
Shares to calculate per share	37,868	37,379	37,810	37,331
Depreciation & amortization	$2,960	$2,657	$5,680	$5,171
Interest income	51	47	118	92
Gross margin (% of sales)	48.0%	50.0%	49.2%	50.2%
Operating income (% of sales)	18.4%	18.8%	19.1%	19.4%
Revenue increase vs. FY 2015	16.3%		13.5%
Net income vs. FY 2015	16.2%		10.2%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2015	2015
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$123,018	$114,164
Accounts receivable	57,604	59,208
Inventory	61,485	51,601
Other current assets	8,370	6,222

Total current assets	250,477	231,195
Property & equipment, net	51,865	44,473
Goodwill & other assets	123,441	116,513

Total assets	$425,783	$392,181

Liabilities & Equity
Current liabilities	$31,227	$25,456
Other long-term liabilities	16,654	15,762
Equity: Shares outstanding 37,444 in Nov. & 37,128 in May	377,902	350,963

Total liabilities & equity	$425,783	$392,181

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